Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Lisa Fortuna, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(312) 640-6779	(630) 218-8000 x4896
lfortuna@financialrelationsboard.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES DATE OF SECOND QUARTER 2006

EARNINGS RELEASE, CONFERENCE CALL AND WEBCAST

OAK BROOK, Ill. (July 14, 2006) – Inland Real Estate Corporation (NYSE: IRC) today announced that the Company will release its second quarter 2006 financial results on Friday, August 4, 2006 before the NYSE market open. The Company will host a management conference call to discuss these financial results at 10:00 a.m. CDT (11:00 a.m. EDT) that same day. The conference call can be accessed by dialing 866-356-3377, or 617-597-5392 for international callers. The conference call passcode is 53179082. The Company suggests that participants dial in at least ten minutes prior to the scheduled start of the call. The conference call also will be available via live webcast on the Company’s website at http://www.inlandrealestate.com. The Company anticipates that the following individuals will host the conference call: Mark E. Zalatoris, Chief Operating Officer; Brett A. Brown, Chief Financial Officer; and D. Scott Carr, President of Property Management.

The conference call will be recorded and available for replay beginning at 12:00 p.m. CDT (1:00 p.m. EDT) on August 4, 2006, and will be available until midnight on August 11, 2006.   Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers. The replay passcode is 18394710.

Anyone listening to the conference call and/or webcast is encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 6, 2006.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 145 neighborhood, community, lifestyle and single-tenant retail centers located primarily in the midwestern United States, with aggregate leasable space of approximately 14 million square feet. Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.